Exhibit 10.35

Amendment and Termination Agreement

Amendment and Termination Agreement

THIS AMENDMENT OF THE THIRD AMENDED AND RESTATED POWER PURCHASE AGREEMENT AND TERMINATION OF AMENDED AND RESTATED OLKARIA III PROJECT SECURITY AGREEMENT (״AMENDMENT AND TERMINATION AGREEMENT״) is dated 30.10.15 (״Effective Date״).

BETWEEN:

(1)	THE KENYA POWER AND LIGHTING COMPANY LIMITED, a company incorporated in Kenya with its registered office at Stima Plaza, PO Box 30099-00100, Nairobi, Kenya (״KPLC״),

and

(2)

ORPOWER 4, INC. a company incorporated in the Cayman Islands, British West Indies, with its registered office in Grand Cayman, British West Indies, with an office at 6225 Neil Road, Reno, Nevada, U.S.A, and which acts through its branch at Off Moi South Lake Road, Hellsgate National Park, P.O. Box 1566-20777, Naivasha, Kenya (״OrPower 4״).

WHEREAS:

(A)	KPLC and OrPower 4 entered Into the original Power Purchase Agreement on 5 November 1998 with respect to the Olkaria III geothermal power project, located In Hell's Gate National Park ("Project").

(B)

KPLC and OrPower 4 subsequently entered into a series of agreements which amended and replaced the original Power Purchase Agreement, namely: the First Supplemental Agreement dated 21 July 2000 modifying the terms of the original Power Purchase Agreement, the Second Supplemental Agreement dated 17 April 2003 modifying the terms of the original Power Purchase Agreement and of the First Supplemental Agreement, the Amended and Restated Power Purchase Agreement dated January 19, 2007, the Second Amended and Restated Power Purchase Agreement dated March 29, 2011, and, finally, the Third Amended and Restated Power Purchase Agreement dated November 26, 2014 (״Third A&R PPA"), which supersedes all of the aforementioned power purchase agreements.

(C)

OrPower 4 has constructed and maintains and operates Steam Field Facilities and the First, Second and Third Plants (as each such term is defined in the Third A8tR PPA), and a fourth Plant is under construction at the Project.

(D)

At the time that KPLC and OrPower 4 entered Into the original Power Purchase Agreement, the Parties also entered into the original Security Agreement dated 5 November 1998, to provide enhanced credit support for KPLC's obligations to meet its payment obligations to OrPower 4 for the Project.

Amendment and Termination Agreement

(E)

KPLC and OrPower 4 subsequently entered into a series of agreements which amended and replaced the original Security Agreement, namely: the Amended and Restated Security Agreement dated 17 April 2003, which amended and restated the Original Security Agreement but was not operationalized, the Olkaria III Project Security Agreement dated 19 January 2007,and, finally, the Amended and Restated Olkaria III Project Security Agreement dated 19 March 2011, which supersedes all of the aforementioned security agreements.

(F)	KPLC has established and maintains certain letters of credit for the benefit of the Project, pursuant to the Amended and Restated Olkaria III Project Security Agreement.

(G)	KPLC and OrPower 4 have agreed to execute certain amendments to the Third A&R PPA, in exchange for termination of the letters of credit, all in accordance with the terms and conditions hereto.

WITNESSETH as follows:

1.            DEFINITIONS

Unless specifically defined otherwise in this Amendment and Termination Agreement, all capitalized terms shall be assigned the definitions as described under Clause 1.1 of the Third A&R PPA, and the rules of interpretation as described under Clause 1.2 of the Third A&R PPA shall govern.

"Direct Agreement"; the agreement among KPLC, Overseas Private Investment Corporation and OrPower 4 dated 5 November 2012;

"Effective Date": the date when this Amendment and Termination Agreement is executed in full by the Parties, pursuant to the approvals of each of the Energy Regulatory Commission and of the Project's lenders.

2.            EFFECTIVENESS

This Amendment and Termination Agreement shall enter into effect on the Effective Date.

3.            TERMINATION OF SECURITIES

The Parties agree that the Amended and Restated Olkaria III Project Security Agreement and each of the Letters of Credit are terminated.

4.            AMENDMENT TO THE THIRD A&R PPA

The Parties agree that the following definitions and clauses of the Third A&R PPA are hereby amended as described below:

4.1

The term of the obligations of the Parties with respect to the initial Units of the Fourth Plant (up to SO MW) is to conform to a twenty year term for the Full Commercial Operation Date of the relevant Units of the Fourth Plant as initially configured In the Initial Notice of Fourth Plant Exercise, and the term of the obligations of the Parties with respect to any additional Units of the Fourth Plant (over 50 MW) is to conform to a twenty year term for the Full Commercial Operation Date of the first relevant Units of the Fourth Plant in excess of 50 MW.

Amendment and Termination Agreement

Accordingly, subsection 2.2.4 of Clause 2 (entitled "Term of the Agreement") of the Third A&R PPA is deleted In Its entirety and replaced by the following:

"2.2.4 the obligations of the Parties with respect to the Fourth Plant for purchase by and sale of electricity to KPLC from the Fourth Plant Units established pursuant to a Notice of Fourth Plant Exercise, shall expire as follows: with respect to the Initial Fourth Plant Units of up to 50 MW, twenty (20) years after the Full Commercial Operation Date of the Fourth Plant Units which was achieved pursuant to thelnitial Notice of Fourth Plant Exercise, and with respect to the Fourth Plant Units In excess of 50 MW, twenty (20) years after the Full Commercial Operation Date of the first Fourth Plant Units In excess of 50 MW which was achieved pursuant to a Subsequent Notice of Fourth Plant Exercise relevant to such Units. "

4.2	The period for determining the final size of the Fourth Plant and the maximum size of the Fourth Plantare extended in order to optimize the potential benefit from the Olkaria III geothermal field.

Accordingly, the second paragraph of Clause 9.8C (entitled "Notice of Fourth Plant Exercise") of the Third A&R PPA is hereby amended as follows:

delete "50 MW" and replace by "100 MW"; and

delete "by Issuance of subsequent Notice(s) of Fourth Plant within one year of the original Establishment Date of the Fourth Plant" and replace by ״by Issuance of one or more subsequent Notlce(s) of Fourth Plant from time to time within five years of the original Full Commercial Operation Date of the Fourth Plant".

4.3

Effective from and subject to OrPower 4's receipt of the amendment to GOK Letter incorporating the Fourth Plant In a form agreed by OrPower 4 and the GOK as required under the definition of the "Establishment Date of the Fourth Plant", the Parties recognize that the Letters of Credit have been provided, good faith negotiations have taken place in an attempt to achieve the Securitization Milestone, all costs and expenses with respect to the same have been met by OrPower 4,and there is no longer need for the continued validity of the Letters of Credit nor for the procurement of the replacement security package.

Accordingly, the following new Clause 11.9.4 is added after Clause 11.9.3 (which is entitled, ״Failure to Demand״):

Amendment and Termination Agreement

"11.9.4 Satisfaction of Requirements

The Parties acknowledge that all of the obligations, requirements and arrangements under Clauses 11.9.1 through 11.9.3 have been satisfied in full, and shall cease to be applicable to the Project, as of the occurrence of both the Effective Date and of OrPowers4’s receipt of the amendment to GOK Letter incorporating the Fourth Plant in a form agreed by OrPower 4 and the GOK os required under the definition of the ״Establishment Date of the Fourth Plant."

4.4

The Parties recognize that if, pursuant to one or more Subsequent Notices of Fourth Plant Exercise, the total combined Contracted Capacities of the Plants shall exceed 150 MW, an additional 220 kV transmission line may be required to be constructed between the Olkaria III facility and the Olkaria II substation in order to ensure system stability and reliability.

Accordingly, the following new paragraph will be added to Part C of Schedule 2, as clause 14.13:

"14.13 Additional Transmission Line

If pursuant to issuance of one or more Subsequent Notices of Fourth Plant Exercise, the total combined Contracted Capacities of the Plants shall exceed 150 MW, then a second 220kV transmission line of approximately 7KM from the Olkaria III facility to the Olkaria II substationand a 220 kV bay for termination of the line at Olkaria II substation will be constructed and commissioned by OrPower 4at OrPower 4's cost,and handed over to KPLC. Further design details of the second transmission line will be provided by OrPower 4 pursuant to issuance of the Subsequent Notices of Fourth Plant Exercise resulting in the combined Contracted Capacities to exceed 150 MW. KPLC shall arrange and/or shall support OrPower 4 to arrange, to extend easements and/or wayleaves, to the extent necessary in order for OrPower 4 to construct the second transmission line.״

In addition, the following sentence will be added at the end of Part E of Schedule 2:

"If, pursuant to Issuance of Subsequent Notices of Fourth Plant Exercise, the total combined capacity of the Plants will exceed 150MW, the Delivery Point for the capacity of the Units in excess of 150 MW shall be the KPLC side of a new Disconnector at a point as shall be agreed between the Parties.”

Amendment and Termination Agreement

5.            MUTUAL REPRESENTATIONS

5.1	Each Party represents, warrants and undertakes to the other that:

(a)

This Amendment and Termination Agreement does not and will not conflict with or result in any breach or constitute a default under any agreement, instrument or obligation to which that Party is a party or by which it is bound;

(b)

All necessary authorisations and consents to enable or entitle such Party to enter into this Amendment and Termination Agreement and which are material in the context of this Agreement have been obtained and will remain in full force and effect during the term of this Amendment and Termination Agreement;

(c)

That Party shall obtain, effect and maintain all governmental licenses, authorisations, consents, registrations, filings or approvals which are at any time necessary to enable it to comply with and/or perform its obligations under this Amendment and Termination Agreement;

(d)

It has no claims, and hereby waives the right to any such claims, with respect to any Letter of Credit, the A&R Security Agreement, or the negotiations for the Securitization Milestone, including, without limitation, costs, charges, expenses, taxes and fees relating thereto.

6.            MISCELLANEOUS

6.1     Continuing obligations

The provisions of the Third A&R PPA shall, save as amended by this Amendment and Termination Agreement, and the provisions of the Direct Agreement entered into by and between KPLC, Overseas Private Investment Corporation, and OrPower 4, shall continue in full force and effect.

6.2     Further assurance

The Parties shall, at their own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or intended to be effected pursuant to this Amendment and Termination Agreement.

6.3     Variation

This Amendment and Termination Agreement may not be varied nor any of its provisions waived except by an agreement in writing signed by the Parties.

6.4     Waivers of Rights

No delay or forbearance by either Party In exercising any right, power, privilege or remedy under this Amendment and Termination Agreement shall operate to impair or be construed as a waiver of such right, power, privilege or remedy.

6.5     Notices

Any notice or other communication to be given by one Party to the other under or in connection with this Agreement shall be given in writing and may be delivered or sent by prepaid airmail or facsimile or to the recipient at the address, and marked for the attention of the person, specified in Schedule 8 of the A&R PPA or such other address or person from time to time designated by notice to the other in accordance with the notice provisions of the A&R PPA; and any such notice or communication shall be deemed to be received upon delivery, or five (5) days after posting, or on confirmation of transmission when sent by facsimile.

Amendment and Termination Agreement

6.6     Effect of Illegality

If for any reason whatever any provision of this Amendment and Termination Agreement is or becomes or is declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, then in any such case the Parties will negotiate in good faith with a view to agreeing one or more provisions to be substituted therefore which are not invalid, illegal or unenforceable and produce as nearly as is practicable in all the circumstances the appropriate balance of the commercial interests of the Parties.

6.7     Entire Agreement

This Amendment and Termination Agreement, together with the Third A&R PPA and the Direct Agreement, contains or expressly refers to the entire agreement between the Parties with respect to its subject matter and expressly excludes any warranty, condition or other undertaking implied at law or by custom and supersedes, all previous agreements and understandings between the Parties with respect to its subject matter and each of the Parties acknowledges and confirms that it does not enter into this Agreement in reliance on any representation, warranty or other undertaking by the other Party not fully reflected in the terms of this Amendment and Termination Agreement.

6.8     Counterparts

This Agreement may be executed in two counterparts and by each Party on a separate counterpart, each of which when executed and delivered shall constitute an original, but both counterparts shall together constitute but one and the same instrument.

6.9     Waiver of Sovereign Immunity

KPLC agrees that the execution, delivery and performance by it of this Amendment and Termination Agreement and the obligations hereunder, constitute private and commercial acts.

In furtherance of the foregoing, KPLC agrees that:

(a)

should any proceedings be brought against KPLC or its assets in any jurisdiction in connection with this Amendment and Termination Agreement, or in connection with any of KPLCs obligations or any of the transactions contemplated by this Amendment and Termination Agreement, no claim of immunity from such proceeding will be claimed by or on behalf of itself or any of its assets;

Amendment and Termination Agreement

(b)	it waives any right of immunity which KPLC or any of its assets has or may have in the future in any jurisdiction in connection with any such proceedings.

6.10      Governing Law

This Agreement shall be governed by and construed in all respects in accordance with the laws of Kenya.

6.11      Dispute Resolution

The provisions of Clause 19 (entitled "Dispute Resolution") of the Third A&R PPA shall apply, mutatis mutandis, to any dispute under or in connection with this Amendment and Termination Agreement.

Amendment and Termination Agreement

AS WITNESS the hands of the duly authorised representatives of the Parties the day and year first above written.

Signed and Sealed	)
for and on behalf of	)
The Kenya Power &	)
Lighting Company Limited	)

Director

Secretary

Signed for and on behalf of

OrPower 4 Inc.:

Ernest Mabwa
Authorised Signatory